UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM SD

SPECIALIZED DISCLOSURE REPORT

Iridium Communications Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33963	26-1344998
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1750 Tysons Boulevard, Suite 1400 McLean, VA	22102
(Address of principal executive offices)	(Zip Code)

Kathleen A. Morgan

(703) 287-7400

(Name and telephone number, including area code, of the person to contact in connection with this report)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒	Rule 13p-1 under the Securities and Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2021.

Section 1 – Conflict Minerals Disclosure

Item 1.01 Conflict Minerals Disclosure and Report

Conflict Minerals Disclosure

This Form SD of Iridium Communications Inc. (the “Company”) is filed pursuant to Rule 13p-1 under the Securities Exchange Act of 1934 for the reporting period January 1 through December 31, 2021.

A copy of the Company’s Conflict Minerals Report is attached hereto as Exhibit 1.01 and is publicly available at the Company’s website: (https://www.iridium.com/idr-file/304185).

Item 1.02 Exhibit

As specified in Section 2 of this Form SD, the Company is hereby filing its Conflict Minerals Report as Exhibit 1.01 to this report.

Section 2 – Exhibits

Exhibit Number	Description

1.01	Conflict Minerals Report of Iridium Communications Inc. for the period January 1 – December 31, 2021

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

IRIDIUM COMMUNICATIONS INC.

Date: May 24, 2022	By:	/s/ Kathleen A. Morgan
		Name:	Kathleen A. Morgan
		Title:	Chief Legal Officer

EXHIBIT INDEX

Exhibit	Description

1.01	Conflict Minerals Report of Iridium Communications Inc. for the period January 1 – December 31, 2021